UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2016

CHESAPEAKE ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)
Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
6100 North Western Avenue, Oklahoma City, Oklahoma		73118
(Address of principal executive offices)		(Zip Code)
(405) 848-8000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 29, 2016, Chesapeake Energy Corporation issued a press release regarding the pricing of its private placement to eligible purchasers of $1.1 billion aggregate principal amount of convertible senior notes due 2026. A copy of the press release is filed as Exhibit 99.1 and incorporated by reference in this current report.

In connection with the private placement, we are providing the following information, which is also disclosed in the offering circular and pricing supplement for the private placement:

Exchanges and Repurchases of Convertible Preferred Stock

As of September 29, 2016, and including the agreements disclosed by Chesapeake Energy Corporation (the “Company”) in its second Current Report on Form 8-K filed on September 29, 2016, the Company entered into privately negotiated purchase and exchange agreements under which the Company has agreed to exchange an aggregate of approximately 100.8 million shares of the Company’s common stock, par value $0.01 per share, for (i) 134,000 shares of 5.00% Cumulative Convertible Preferred Stock (Series 2005B), (ii) 606,271 shares of 5.75% Cumulative Convertible Preferred Stock and (iii) 453,007 shares of 5.75% Cumulative Convertible Preferred Stock (Series A).

Such transactions may continue as market conditions permit.

This current report does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the securities will be made only by means of a confidential offering circular pursuant to Rule 144A under the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description
99.1	Chesapeake Energy Corporation press release dated September 29, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JAMES R. WEBB
James R. Webb
Executive Vice President - General Counsel and Corporate Secretary
Date:    September 30, 2016

EXHIBIT INDEX

Exhibit No.	Document Description
99.1	Chesapeake Energy Corporation press release dated September 29, 2016